EXHIBIT 10(iii)(g)

EMPLOYMENT CONTRACT

THIS CONTRACT is made and entered into on this 2nd day of January, 1998, by and between

COMMERCIAL METALS (INTERNATIONAL) AG, at Baarerstrasse 14, 6301 Zug, Switzerland (hereinafter styled “Company”)

and Dr. Hanns Zöllner, Zimmelstr. 68, 6314 Unterägeri, Switzerland (hereinafter styled “Employee”)

WITNESSETH

WHEREAS, the Company is duly incorporated and existing under the laws of Switzerland;

WHEREAS, the Company desires to retain the services of the Employee;

WHEREAS, the Employee desires to perform services for the Company;

and

WHEREAS, the Company has determined what a reasonable compensation will be for the Employee and has offered to the Employee continuing employment in consideration of such compensation and other benefits of employment, and the Employee is willing to accept continuing employment under the terms hereof;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.	Employment

The Company hereby continues to employ the Employee and the Employee hereby accepts continued employment from the Company under the terms and conditions herein specified.

2.	Term

The term of this employment agreement will continue for 96 months from 2nd January, 1998, thereafter and after expiration of the 96 months’ period for an unspecified period of time unless either party gives notice to the other party to terminate the employment in accordance with the conditions of the “Schweizerischen Obligationenrecht”.

2a.	Termination Clause

In the event that the Company wishes to terminate the employment of the employee prior to the expiration of the first 96 months and for other reasons than stipulated in Clause 9, the Company shall pay to the employee a severance payment as follows:

(i)	Up until 31 December, 2000, two years (24 months) salary based on the salary at time of termination.

(ii)	From 1 January, 2001 - 31 December, 2005, one year (12 months) salary based on the salary at time of termination.

This Termination Clause is not valid should the company wish the employee to relocate to a Western country location where CMC has an office such as Dallas, New York, London, Sydney or similar cities and the employee without good reason chooses not to relocate.

3.	Compensation

For all services rendered by the Employee under this contract, the Company shall pay to the Employee SFr. 380,000 per year in 12 equal monthly installments. The said salary may be increased, but not decreased, as the Company may from time to time determine. In addition, the Employee may be paid cash bonuses in such amount and at such times and on such basis as the Company may from time to time, at its sole and absolute discretion, determine.

3a.	Special Discretionary Bonus

The Company will review the performance of the employee in July each year and will recommend a Special Discretionary Bonus to be paid to the employee for performance based on the employee’s contribution to Commercial Metals Company (the Corporation).

The Corporation at its sole discretion will approve the Special Discretionary Bonus in October of each year.

4.	Other Benefits

The Employee will continue to participate in the Pension Fund, and Death and Disability Insurance as per the “Reglement der Personalfürsorgestiftung der Commercial Metals Company, Zug”.

In addition, the Employee is covered by the Company’s Group Accident Insurance. The Company pays all insurance premiums of the Group Accident Insurance.

5.	Duties

The Employee is employed to exclusively perform services for the Company in the Capacity as a Member of the management as further specified in a job description. The Company shall have the power to determine not only what specific duties shall be performed by the Employee, but also the means and manner by which those duties shall be performed by the Employee. Additionally, the Company shall have the power to determine when such services shall be performed as well as to determine the days and hours during which the Employee shall perform his duties; provided, however, that the Employee shall not be compelled to work longer than a normal working week. The Employee will be entitled to 20 working days paid holidays per year which should be taken in agreement with the requirements of the Company.

6.	Title

The Employee will have the titles of Managing Director of Commercial Metals (International) AG, and Managing Director of CMC Trading AG, and will report directly to the President – International Division of Commercial Metals Company.

7.	Exclusive Service

The Employee shall devote his full time and attention to the performance of his services to and for the Company. He shall carry out such duties in a manner that best serves the interests of the Company – a determination which is to be made by the Company at its sole and absolute discretion – and faithful compliance with all policies, standards, regulations and rules of the Company now or hereafter promulgated.

8.	Non Compete Covenant

As Executive Officer the Employee will be privy to the names of customers and to trade secrets. The use of this knowledge after termination of the employment could cause substantial damages to the Company.

The Employee hereby undertakes that after the termination of the employment by the Employee, he will not within two years after termination solely or jointly with any other person whether as principal, agent, director, executive officer, employee, shareholder, partner, joint venture, member, adviser, consultant or otherwise howsoever directly or indirectly be engaged, involved in the Canton of Zug, Zurich, Baselland, Baselstadt, Luzern, Genf, Tessin, Waadt, where the main competitors of the Company are domiciled, be associated with any trade or business trading in iron, steel, steel semi-finished products and/or steel finished products and aluminium and aluminium semi-finished products and be engaged in project financing and financial services in competition with the Company or any of its related corporations.

The Employer can demand restitution of damages caused and can demand the termination of the infringements of this Non Compete Covenant.

9.	Involuntary Termination

This contract shall be deemed to be terminated and the employment relationship between the Employee and the Company shall be deemed to be terminated upon occurrence of any of the following:

A)	Upon the death of the Employee, during employment, as laid down in the “Schweizerischem Obligationenrecht”.

B)	The Employee refuses to faithfully and diligently perform the usual customary duties of his employment and to adhere to provisions of this contract.

C)	The Employee fails or refuses to comply with the reasonable policies, standards, regulations and rules of the Company, which from time to time may be established.

D)	The Employee conducts himself in an unethical, immoral or fraudulent manner, or in a manner that is contrary to the Policy of Business Conduct of the Commercial Metals Company and its subsidiaries; or is found guilty of unethical conduct by any board, institution or organisation having any privilege, right or jurisdiction to pass judgement upon the conduct of the Employee; or the Employee’s conduct discredits the Company or is detrimental to the reputation, character and standing of the Company.

E)	The Company or the Employee terminates the employment for reasons as stipulated in Article 337 of the “Schweizerischem Obligationenrecht”.

10.	Relationship of the Parties

The parties recognize that the Company shall be responsible for the management of its business affairs, and that the relationship between the Company and the Employee shall be that of an employer and an employee. All fees, compensation and other things of value, charged by the Company and received or realized as a result of the rendering of services by the Employee shall belong to and be paid and delivered forthwith to the Company by the Employee.

11.	All other conditions of this employment are subject to the conditions of the “Schweizerischem Obligationenrecht”.

IN WITNESS WHEREOF, the parties hereto have set their hands on the day, month and year first above written.

COMMERCIAL METALS (INTERNATIONAL) AG

/s/ DR. HANNS ZÖLLNER	/s/ MURRAY MCCLEAN

Dr. Hanns Zöllner	Murray McClean, CHAIRMAN